UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2007

RedRoller Holdings, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	333-133987	98-0539667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Soundview Plaza
1266 East Main St.
 Stamford, CT 06902-3546
 (Address of Principal Executive Offices)

(203) 852 - 0100
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)        On December 5, 2007, the Board of Directors (the “Board”) of RedRoller Holdings, Inc. (the “Company”) appointed Ken Hunt as a director of the Company, filling a vacancy that existed on the Board.  Mr. Hunt was introduced to the Company as a candidate for the Board by Calico Capital Management, LLC and Brax Capital Group who acted as advisors to the Company in connection with the merger of the Company with and into RedRoller Acquisition Corp. (the “Merger”) and the contemporaneous sales of 7,058,824 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and five-year redeemable warrants to purchase an aggregate of 1,764,706 shares of Common Stock at an exercise price of $1.28 per share to various accredited investors pursuant to a private placement transaction (the “Private Placement” and, together with the Merger, the “Transactions”).  Both of the Transactions closed on November 13, 2007.  Further information regarding the Transactions can be found in the Current Report on Form 8-K which the Company filed with the Securities and Exchange Commission on November 13, 2007.

Mr. Hunt is not expected to be named to a committee of the Board at this point.  A trust established by Mr. Hunt is a stockholder of the Company.

In connection with Mr. Hunt’s appointment to the Board, the Company granted Mr. Hunt an option to purchase 296,503 shares of Common Stock pursuant to the Company’s 2007 Stock Option and Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RedRoller Holdings, Inc.

Date: December 11, 2007	By:	/s/ William Van Wyck
William Van Wyck
President and Chief Executive Officer